As filed with the Securities and Exchange Commission on February 27, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

The Southern Company (Exact name of registrant as specified in its charter)	Delaware (State or other jurisdiction of incorporation or organization)	58-0690070 (I.R.S. Employer Identification No.)

30 Ivan Allen Jr. Boulevard, N.W.

Atlanta, Georgia 30308

404-506-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________________

MELISSA K. CAEN, Assistant Secretary

The Southern Company

30 Ivan Allen Jr. Boulevard, N.W.

Atlanta, Georgia 30308

404-506-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

The Commission is requested to mail signed copies of all orders, notices and communications to:

W. PAUL BOWERS Executive Vice President and Chief Financial Officer THE SOUTHERN COMPANY 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308	ERIC A. KOONTZ TROUTMAN SANDERS LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308

______________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $5 per share	20,000,000 shares	$30.08	$601,600,000	$23,643

(1)	Also includes such indeterminate number of shares of common stock as may be issued as a result of adjustment by reason of a share dividend, share split, recapitalization or other similar event.
(2)

Pursuant to Rule 457(c), these figures are based upon the average of the high and low prices paid for a share of The Southern Company’s common stock on February 23, 2009, as reported in the New York Stock Exchange consolidated reporting system, and are used solely for the purpose of calculating the registration fee.

______________________________

The within Prospectus contains information required by Rule 429 of the Commission under the Securities Act of 1933 with respect to 13,833,598 shares remaining unsold under Registration Statement No. 333-138504.

PROSPECTUS

THE SOUTHERN COMPANY

Southern Investment Plan

The Southern Company (“Southern Company” or “Company”) is pleased to offer the Southern Investment Plan (“Plan”), a direct stock purchase plan designed to provide investors with a convenient method to purchase shares of Southern Company common stock and reinvest cash dividends in the purchase of additional shares.

This prospectus is prepared and distributed by Southern Company, the issuer of the securities offered. This prospectus relates to 33,833,598 shares of Southern Company’s common stock, $5 par value, registered for purchase under the Plan.

Shares of common stock purchased under the Plan will be, at the option of the Company, original issue/treasury shares or shares purchased on the open market. If purchased from the Company, the price per share will be equal to the average of high and low market prices for the shares of the Company’s common stock traded on the New York Stock Exchange (“NYSE”) on the relevant investment date. For shares purchased on the open market, the price per share will be the weighted average price (excluding broker commissions and related fees) of all shares acquired during an investment period by a registered broker-dealer acting as an independent agent. Shares of common stock purchased directly from the Company pursuant to an approved Request for Waiver will be at a volume-weighted average price and may be priced at a discount, ranging from 0% to 3%, as described in this prospectus. The Company may change or eliminate any discount at any time in its sole discretion.

The Company will receive proceeds from the purchase of common stock pursuant to the Plan only to the extent that such common stock is issued directly by the Company and not from open market purchases. Proceeds received by the Company, if any, will be used for general corporate purposes.

Southern Company common stock is listed on the NYSE under the symbol “SO.”

See “Risk Factors” on page 2 for certain risks to consider before participating in the Plan or before purchasing shares of Southern Company common stock.

To the extent required by applicable law in any jurisdiction, shares of common stock offered under the Plan to persons not presently shareholders of record of common stock are offered only through a registered broker-dealer in such jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone 404/506-5000.

You should read this prospectus carefully and retain it for future reference.

The date of this prospectus is February 27, 2009.

TABLE OF CONTENTS

Southern Investment Plan

Page

Prospectus Summary	1
Risk Factors	2
Southern Company Overview	2
Administration	3
Eligibility	4
Enrollment	4
Dividends	5
Optional Cash Payments	6
Optional Cash Payments over Annual Maximum Amount	7
Purchase of Common Stock	8
Plan Shares	11
Sale of Plan Shares	13
Reports to Participants	14
Termination of Plan Participation	14
Costs and Expenses	15
Other Information	15
Interpretation of the Plan	16
Federal Income Tax Consequences	16
Use of Proceeds	17
Legal Matters	18
Experts	18
Where to Find More Information	18

Appendix A – Fee Schedule	A-1

This prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or country where the offer or sale is not permitted.

Southern Company has not authorized any person to give you any information that is different from, or in addition to, that contained in this prospectus or in any information that Southern Company incorporates by reference into this prospectus. If given any such information, one should not rely on it.

Southern Company does not imply by the delivery of this prospectus or the sale of any shares of Southern Company common stock hereunder that there has been no change in the affairs of Southern Company since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

i

SOUTHERN INVESTMENT PLAN

PROSPECTUS SUMMARY

Enrollment: The Plan has a direct purchase feature that enables persons not presently owning Southern Company common stock to apply for enrollment by submitting an enrollment form and a cash investment of at least $250 ($25 for employees) for the purchase of common stock. There is a $10 new account fee for non-shareholders and non-employees. Registered shareholders may apply for enrollment in the Plan by submitting the appropriate enrollment form. If shares of common stock are held in a brokerage account, investors may participate directly by registering some or all of these shares in the investor’s name or by making arrangements with the broker, bank or other intermediary to participate on the investor’s behalf.

Dividends: Participants in the Plan (“Participants”) have the option of receiving or reinvesting the dividends on all shares. Dividends received can be electronically deposited to a bank account. Accounts will be credited with dividends on all whole and fractional shares.

Optional Investments: Participants can invest additional funds through optional cash payments (“Optional Cash Payments”) of at least $25 per single investment up to a maximum total amount of $300,000 per calendar year. Optional Cash Payments can be made occasionally or at regular intervals. In addition to sending in checks, Participants can also make monthly Optional Cash Payments via electronic withdrawals (direct debit) from their bank accounts. Shares will be purchased with Optional Cash Payments twice a month. In its discretion, the Company may permit investments of greater than $300,000 per year. See Questions 24 and 28 for a discussion of Requests for Waiver.

Direct Registration Shares: Direct registration enables an investor to be registered directly on the books of the Company without the need for physical certificates. Direct registration shares can be enrolled in the Plan. The Direct Registration System (“DRS”) is managed by The Depository Trust Clearing Corporation (“DTCC”) and enables its participants to move securities electronically between street-name ownership and the books of the Company.

Certificates: Stock certificates can be deposited into an account as Plan shares if the account is enrolled in the Plan.

Sale of Plan Shares: Only Plan shares may be sold through the Plan, subject to certain restrictions and limitations. A brokerage and service fee (currently $0.06 per share) and any required tax withholdings and regulatory fees will be deducted from the proceeds of the sale. Sales requests are aggregated and generally processed within five business days of receipt of the sales request. A check for the proceeds will be made payable to the registered account owner(s) and mailed via First Class mail three business days after the sale when the trade settles.

Transfer of Shares: Participants may direct the transfer of all or a portion of their Plan shares, subject to standard transfer rules and requirements.

Plan Participation: Participants may change the terms of their participation in the Plan, except as described in this prospectus, by providing written instructions to SCS Stockholder Services.

Account Statement: Following the end of each calendar year, each Participant will be sent an annual statement of account that will reflect the shares in the account and provide a record of dividends reinvested and/or paid, shares purchased with Optional Cash Payments, Plan shares sold or transferred and year-end account value.

Fees: Participants are not charged fees for the purchase of shares through the Plan. A one-time new account fee of $10 is deducted from the initial Optional Cash Payment (“Initial Cash Payment”) provided with each Participant’s enrollment form. Currently, a fee/commission of $0.06 per share is deducted from the proceeds of any sale of Plan shares.

Use of Proceeds: To the extent that shares for the Plan are purchased from the Company, the proceeds will be used for general corporate purposes.

RISK FACTORS

Investing in Southern Company’s common stock involves risk. Please see the risk factors described in Item 1A of Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are not the only ones facing Southern Company. Additional risks and uncertainties not presently known to Southern Company or that Southern Company deems immaterial also may impair its business operations, its financial results and the value of its securities.

SOUTHERN COMPANY OVERVIEW

Southern Company (NYSE: SO) was incorporated under the laws of Delaware on November 9, 1945. Southern Company is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of Southern Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is 404/506-5000.

Southern Company owns all of the outstanding common stock of Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”), Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. The traditional operating companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. In addition, Southern Company owns all of the common stock of Southern Power Company (“Southern Power”), which is also an operating public utility company. Southern Power constructs, acquires, owns and manages generation assets and sells electricity at market-based rates in the wholesale market.

Southern Company also owns all of the outstanding common stock or membership interests of Southern Communications Services, Inc. (“SouthernLINC Wireless”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), Southern Company Services, Inc. (“SCS”), Southern Company Holdings, Inc. (“Southern Holdings”) and other direct and indirect subsidiaries. SouthernLINC Wireless provides digital wireless communications for use by Southern Company and its subsidiary companies and markets these services to the public and also provides wholesale fiber optic solutions to telecommunications providers in the Southeast. Southern Nuclear operates and provides services to Alabama Power’s and Georgia Power’s nuclear plants. SCS is the system service company providing, at cost, specialized services to the Company and its subsidiaries. Southern Holdings is an intermediate holding subsidiary for Southern Company’s investments in leveraged leases and various other energy-related businesses.

Southern Company has paid a dividend to its shareholders for 244 consecutive quarters – dating back to 1948. The dividend rate for March 6, 2009 is $0.42 per share. See “Dividends” on page 5 for additional information.

Southern Company’s common stock has been listed on the NYSE since September 30, 1949.

ADMINISTRATION

1.	Who administers the Plan?

The Plan is administered by SCS, through the Company’s stock transfer agent, registrar and dividend disbursing agent, SCS Stockholder Services. SCS Stockholder Services acts as agent for Participants and keeps records, sends statements and performs other duties relating to the Plan. If SCS resigns as Plan Administrator, Southern Company would designate a new administrator.

2.	What is the contact information for SCS Stockholder Services?

Mail	Courier
SCS Stockholder Services	SCS Stockholder Services
P. O. Box 54250	30 Ivan Allen Jr. Blvd., N.W.
Atlanta, Georgia 30303-0250	11th Floor – Bin SC1100
Atlanta, Georgia 30308

Phone	E-Mail
Toll-free 800/554-7626	stockholders@southernco.com
FAX	404/506-0945

When communicating with SCS Stockholder Services, Participants should provide their account number and a daytime telephone number. Participants also may be required to provide the account taxpayer identification number in order to receive account information. Plan documents, transaction request forms and certain other information described in this prospectus can be obtained from the Southern Company website at www.southernco.com within the Investor Relations/SCS Stockholder Services section.

3.	In what form are instructions given to SCS Stockholder Services?

Generally, instructions from a Participant to SCS Stockholder Services must be in writing. In the future, SCS Stockholder Services may allow certain instructions to be given in other forms.

4.	Should Participants stay in contact with the SCS Stockholder Services?

Yes. Each state has unclaimed property laws that typically specify that if an account owner does not initiate “active contact” with a plan agent during any three-year period, the property in the account may be deemed “abandoned.” For accounts that meet a state’s definition of “abandoned,” the plan agent is legally required to transfer the property in the account, including shares and dividends, to the state of the account’s last known residence. Therefore, Participants should immediately notify SCS Stockholder Services of any change of address and respond as directed to mailings requesting they contact SCS Stockholder Services.

5.	What happens upon a Participant’s death or legal incapacitation?

The Participant’s legal representative should notify SCS Stockholder Services as soon as possible for specific information regarding the disposition of the assets.

6.	May the Plan be amended, suspended or terminated?

Yes. Southern Company reserves the right to suspend, modify or terminate the Plan at any time. All Participants will receive notice of any such suspension, substantive modification or termination.

7.	Who purchases and sells stock for the Plan?

SCS appoints a registered broker-dealer or bank as independent agent to purchase and sell Southern Company common stock on the open market on behalf of the Plan. SCS reserves the right to change the independent agent without notice.

ELIGIBILITY

8.	Who is eligible to participate in the Plan?

Any person or legal entity residing in the United States, whether or not a common stock shareholder of record, is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions are eligible to participate if such participation would not violate laws applicable to the Company or the Participant.

ENROLLMENT

9.	How does an investor apply for enrollment in the Plan?

• New Investors

New investors may apply by completing all required sections of the New Investor Enrollment Form and sending it to SCS Stockholder Services. The form can be obtained from the Company’s website. The form must be accompanied by an Initial Cash Payment in the form of a check drawn on the payer’s own account made payable in U.S. dollars to Southern Company. The minimum amount for an Initial Cash Payment is $250 and the amount can not exceed $300,000. In its discretion, the Company may permit investments of greater than $300,000 per year. See Questions 24 and 28 for a discussion of Requests for Waiver. A $10 enrollment fee will be deducted from the Initial Cash Payment. Participants may not send cash, money orders, travelers’ checks or third-party checks.

If the account will be registered in more than one name, all potential Participants must sign the New Investor Enrollment Form. SCS Stockholder Services reserves the right to limit or combine accounts with identical taxpayer identification numbers and/or legal registrations.

• Shareholders of Record – Registered

A Shareholder who has a current account but is not enrolled in the Plan may apply by sending a completed Current Shareholder Enrollment Form to SCS Stockholder Services. To request a form, call SCS Stockholder Services or obtain the form from the Company’s website. There is no enrollment fee for shareholders of record.

• Employees

Full or part-time employees of the Company’s subsidiaries may apply by returning a completed Employee Enrollment Form and a check drawn on the payer’s own account made payable in U.S. dollars to Southern Company for at least $25. The form is available from SCS Stockholder Services. There is no new account fee. Accounts established through the employee enrollment process must contain the employee’s name in the registration.

• Beneficial Owners

Beneficial owners of common stock whose shares are held in “street-name” brokerage accounts can make arrangements with their brokers to participate on their behalf if such service is offered by the brokers.

10.	When will enrollment take effect?

Investors applying for enrollment will become Participants after a properly completed enrollment form has been received and accepted by SCS Stockholder Services.

11.	Will interest be paid on Initial Cash Payments held for investment pending the purchase of shares?

No.

DIVIDENDS

12.	When are dividends paid?

The dividend record date is the date on which a Participant must be registered as a shareholder in order to receive a declared dividend. Historically, record dates generally have been the first Monday of February, May, August and November. The payment date is the day when the dividend is payable to shareholders of record. Payment dates generally have been the sixth day of March, June, September and December.

Dividends and associated record and payment dates are subject to declaration by the Southern Company Board of Directors. The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Southern Company and its subsidiaries, applicable government regulations and other factors deemed relevant by the Southern Company Board of Directors.

13.	Will interest be paid on dividends held for investment pending the purchase of shares?

No.

14.	What are the options for reinvesting or receiving dividends?

Participants have three options regarding how their dividends can be treated under the Plan. Optional Cash Payments can be made under any option.

A. Full Dividend Reinvestment: Reinvest all dividends payable on Southern Company shares including certificated, Plan and DRS shares. Unless otherwise specified, all Plan shares will be treated as Full Dividend Reinvestment.

B. Partial Dividend Reinvestment:

1. Reinvest dividends on a specified number of whole shares and receive dividends on the remaining shares. Shares specified to reinvest dividends may be made up of a combination of certificated, Plan and DRS shares.

2. Receive dividends on a specified number of whole shares and reinvest dividends on the remaining shares. Shares specified to receive dividends may be made up of a combination of certificated, Plan and DRS shares.

C. Cash Dividends: Receive all dividends payable on Southern Company shares, including certificated, Plan and DRS shares.

15.	What is the deadline for designating a dividend option?

When a Participant chooses or changes a dividend option, written instructions must be received by SCS Stockholder Services before a dividend record date to be effective for the related dividend payment date. A Participant may change a dividend option at any time by sending written instructions or a signed transaction form to SCS Stockholder Services.

16.	Can Participants have cash dividends electronically deposited?

Yes. Participants may request that cash dividends be transmitted to a Participant’s pre-designated bank account. No third party accounts can be used. The account must be at a financial institution that is a member of the National Automated Clearing House Association. To initiate this service, a Participant should send a completed Electronic Dividend Deposit Form along with a voided check or savings deposit slip to SCS Stockholder Services. The form can be found on a dividend check stub or can be obtained from the Company’s website. Initial set-up or changes to electronic deposit instructions will be made as soon as practicable.

OPTIONAL CASH PAYMENTS

17.	What are the minimum and maximum amounts for Optional Cash Payments?

The minimum Optional Cash Payment is $25 per payment and the maximum is $300,000. The total amount of Optional Cash Payments that can be credited to any individual account during a calendar year is $300,000, which includes the Initial Cash Payment. In its discretion, the Company may permit investments of greater than $300,000 per year. See Questions 24 and 28 for a discussion of Requests for Waiver. There is no obligation to make an Optional Cash Payment in any period, and the same amount need not be sent each time.

18.	How does a Participant make an Optional Cash Payment?

A Participant should send a check drawn on the payer’s own account made payable, in U.S. dollars, to Southern Company. The check should be accompanied by the Optional Cash Payment portion of an account statement and mailed to SCS Stockholder Services. If the check representing an Optional Cash Payment does not have the Participant’s account number written on it, the check may be returned.

Southern Company will not accept cash, money orders, travelers’ checks or third-party checks.

19.	Are there deadlines for receipt of Optional Cash Payments?

Yes. Optional Cash Payments must be received at SCS Stockholder Services no later than three business days prior to the 10th and 25th of each month. Payments received after the deadline will be credited to the Participant’s account and may not be used to purchase shares until the next investment period.

20.	Can Participants have Optional Cash Payments automatically withdrawn from their bank accounts?

Yes. Participants can authorize monthly electronic withdrawals (direct debit) from their accounts at a financial institution that is a member of the National Automated Clearing House Association. No third party accounts can be utilized. The minimum amount for monthly direct debit is $25. To initiate this service, Participants must send a completed Direct Debit Form to SCS Stockholder Services. The form can be obtained from the Company’s website.

Funds will be withdrawn from the Participant’s account on the last banking day of each month and will be used to purchase common stock during the Investment Period (as described below) following the date of such debit. To change any aspect of the instruction, Participants must send a revised Direct Debit/Change Form or written instructions to SCS Stockholder Services. Initial set-up or changes to direct debit instructions will be made as soon as practicable.

21.	Will interest be paid on Optional Cash Payments held for investment pending the purchase of shares?

No.

22.	Can an Optional Cash Payment be refunded?

Yes, if shares have not yet been purchased and credited to the account. A written request to refund an Optional Cash Payment must be received by SCS Stockholder Services no later than three business days prior to the start of an Investment Period (10th and 25th of each month). Refund checks will be issued only after confirmation that the monies representing the payment to be refunded have been received by SCS Stockholder Services. This process will take up to 10 days. Optional Cash Payments made pursuant to Requests for Waiver as described in Questions 24 and 28 will not be refunded except as described therein.

23.	How are payments with “insufficient funds” handled?

If SCS Stockholder Services does not receive credit for a cash payment because of insufficient funds or incorrect draft information, SCS Stockholder Services will consider the request for such purchase null and void and will immediately remove from the Participant’s account any shares already purchased upon the prior credit of such funds. SCS Stockholder Services is entitled to place a “hold” on the account until an “insufficient funds” fee is received from the Participant or to sell any shares to satisfy any uncollected amounts. See Appendix A – Fee Schedule.

In the event the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, SCS Stockholder Services may sell such additional shares from the Participant’s account as are necessary to satisfy the uncollected balance. At SCS Stockholder Services’ discretion, the Participant may be prohibited from submitting future Optional Cash Payments.

OPTIONAL CASH PAYMENTS OVER ANNUAL MAXIMUM AMOUNT

24.	How does a Participant make an Optional Cash Payment over the maximum amount?

If a Participant wishes to make an Optional Cash Payment, including an Initial Cash Payment, in excess of $300,000 per year and be eligible for a potential discount from the market price, a Participant must obtain the Company’s prior written approval. If a Participant is interested in obtaining such approval, a Participant must submit a Request for Waiver. To make a Request for Waiver, a Participant should obtain a “Request for Waiver” form by contacting the Company at 404/506-0800 or waivers@southernco.com. Completed Request for Waiver forms should be sent by facsimile to the Company at the number indicated on the form. The Company will notify a Participant as to whether a Request for Waiver has been granted or denied, either in whole or in part, within three business days of the receipt of the request. If the Request for Waiver is granted in part, the Company will advise the Participant of the maximum amount that will be accepted from the Participant in connection with the purchase. If a request is approved, the Company must receive the funds for the purchase prior to or on the applicable date specified by the Company for the relevant pricing period (which typically will be one business day prior to the applicable pricing period). If the Participant does not receive a response from the Company in connection with a Request for Waiver, the Company will be deemed to have denied the request.

The Company may alter, amend, supplement or waive, in its sole discretion, the time periods and/or other parameters relating to Optional Cash Payments in excess of $300,000 made by one or more Participants in the Plan, at any time and from time to time, prior to the granting of any Request for Waiver. For more information regarding a particular pricing period (including applicable pricing period start dates), please contact the Company at 404/506-0800. Please see Question 28 for a discussion of the pricing applicable to any approved Request for Waiver.

The Company has the sole discretion whether to approve any request to make an Optional Cash Payment in excess of the $300,000 annual maximum. The Company may approve Requests for Waiver in order of receipt or by any other method that it determines appropriate. The Company also may determine the amount that may be invested pursuant to a waiver. In deciding whether to approve a Request for Waiver, the Company may consider, among other things, the following factors:

• whether, at the time of such request, the Plan is acquiring shares of common stock directly from the Company or in the open market;

• the Company’s need for additional funds;

• the Company’s desire to obtain additional funds through the sale of common stock as compared to other sources of funds;

• the purchase price likely to apply to any sale of common stock;

• the extent and nature of the Participant’s prior participation in the Plan;

• the number of shares of common stock the Participant holds; and

• the total amount of Optional Cash Payments in excess of $300,000 per year for which Requests for Waiver have been submitted.

PURCHASE OF COMMON STOCK

25.	What is the source of stock purchased through the Plan?

At the Company’s discretion, stock for the Plan will be purchased on the open market or directly from the Company.

26.	How is stock purchased on the open market?

SCS Stockholder Services will separately aggregate Participants’ dividends for reinvestment and Optional Cash Payments and notify the independent agent of the amount available for purchase for the relevant Investment Period. The independent agent has sole control over the time and price at which it purchases common stock for the Plan.

27.	How is the purchase price determined?

The price per share for shares purchased on the open market will be the weighted average price paid by the independent agent to acquire the shares, excluding broker commissions and related fees.

The price per share for shares purchased from the Company with dividends will be equal to the average of the high and low market prices on the dividend payment date. For shares purchased from the Company with Optional Cash Payments, the price per share will be equal to the average of the high and low market prices on the 10th or 25th of the month, as applicable. The price for shares purchased from the Company will be calculated based on market prices as reported by the NYSE for composite transactions or another authoritative source reporting NYSE composite transactions.

When shares are purchased from the Company and the common stock is not traded on the NYSE on the days specified above, the price for shares purchased with dividends will be equal to the average of the high and low market prices on the trading days immediately preceding and following the dividend payment date. For shares purchased with Optional Cash Payments, the price will be the average of the high and low market prices on the trading day immediately following the 10th or 25th.

The purchase price for shares purchased from the Company pursuant to a Request for Waiver is described in Question 28.

28.	If a Request for Waiver for Optional Cash Payments over $300,000 has been approved (see
Question 24), how are shares priced and purchased?

Shares purchased pursuant to an approved Request for Waiver will be purchased directly from the Company. Optional Cash Payments made pursuant to a Request for Waiver will be priced as follows:

• Investments for which a Request for Waiver has been approved will be made subject to a “pricing period,” which generally will consist of one to 30 separate days during which trading of the Company’s common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the Optional Cash Payment will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of the Company’s common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the last trade on the NYSE even if reported after 4:00 p.m.), for that investment date. For example, if an Optional Cash Payment of $10 million is made pursuant to an approved Request for Waiver and the pricing period is 10 days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total Optional Cash Payment for each day of the pricing period, which would be $1 million, and dividing it by the volume-weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the last trade on the NYSE even if reported after 4:00 p.m.), less the discount, if any. Funds for such Optional Cash Payments must be received by the Company not later than the business day before the first day of the pricing period.

• The Company may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of the Company’s common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a Request for Waiver. If the threshold price is not satisfied for a trading day in the pricing period, then the Company will exclude from the pricing period such trading day and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a 10-day pricing period, then the Company will return 20% of the funds submitted in connection with a Request for Waiver, without interest, unless the Company has activated the pricing period extension feature for the pricing period, as described below. The Company is not required to notify a Participant that a threshold price has been established for any pricing period. The establishment of the threshold price and the possible return of a portion of the payment applies only to Optional Cash Payments exceeding $300,000 per year made pursuant to approved Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any other pricing period. The Company may waive its right to set a threshold price for any particular pricing period.

• For each pricing period, the Company may establish a discount from the market price for shares purchased pursuant to a Request for Waiver. This waiver discount, if any, will range from 0% to 3% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established in the Company’s sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds and the Company’s need for additional funds. To obtain information regarding the waiver discount, if any, please contact the Company at 404/506-0800 or waivers@southernco.com. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to Optional Cash Payments in excess of $300,000 made pursuant to an approved Request for Waiver. The waiver discount, if any, however, will apply to the entire Optional Cash Payment made pursuant to the Request for Waiver and not just the portion in excess of $300,000.

• The Company may elect to activate for any particular pricing period a pricing period extension feature that will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If the Company elects to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and the Company had previously announced that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or subset thereof) would become investment dates instead of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing periods on which the threshold price was satisfied, all of the funds that were included with a Request for Waiver would be invested.

• Newly issued shares purchased pursuant to a Request for Waiver will be posted to Participants’ accounts within three business days following the end of the applicable pricing period, or, if the Company elects to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any period when the Company is proposing to approve Requests for Waiver for one or more investments, the Company may elect to activate the continuous settlement feature for such investments by announcing in the Request for Waiver form that it will be doing so. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), the Company would have a separate settlement of each investment date’s purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

• Request for Waiver forms and information regarding the establishment of a threshold price, if any, and discount, if any, may be obtained by contacting the Company at 404/ 506-0800 or waivers@southernco.com.

29. Who pays brokerage commissions on share purchases?

The Company will pay the brokerage commission on shares purchased on the open market. These commissions will be considered additional income to Participants for tax purposes and will be reported on Internal Revenue Service (“IRS”) Form 1099-DIV year-end tax statements. There are no commissions on shares purchased from the Company.

30.	When are the Investment Periods for the purchase of shares?

A. For Dividends: There is one Investment Period per quarter for dividends. If shares are to be purchased on the open market, purchases may begin up to three business days before the dividend payment date and will be completed no later than 30 days after the dividend payment date, except where beginning at an earlier date or completion at a later date is necessary or advisable under applicable federal regulations and securities laws.

B. For Cash Payments: There are two Investment Periods each month for cash payments which start on the 10th or 25th of each month. If shares are to be purchased on the open market, purchases can begin at the start of the Investment Period or, if the NYSE is closed, the next business day. Purchases will usually be completed before the next Investment Period begins but no longer than 30 days after receipt of cash payments. However, the independent agent in its sole discretion may extend the purchase period if completion at a later date is necessary or advisable under applicable federal regulations and securities laws.

.

See Question 28 for information about the pricing periods for approved Requests for Waiver.

31.	When will purchased shares be credited to my account?

Shares purchased on the open market will be credited to accounts in book-entry form on the date the last purchase of shares has settled.

Shares purchased from the Company with dividends will be credited to accounts in book-entry form on or about the dividend payment date. Shares purchased from the Company with Optional Cash Payments will be credited to accounts in book-entry form on or about the 10th or 25th of each month.

See Question 28 for information about the investment dates for Optional Cash Payments made pursuant to Requests for Waiver.

32.	Can Participants request the purchase of a specific number of shares, a specific purchase price or a specific purchase date?

No. For these options, shares are typically purchased through a broker-dealer.

PLAN SHARES

33.	How do Participants transfer Plan shares?

A Participant may transfer the ownership of all or a portion of Plan shares by sending SCS Stockholder Services a written transfer request or properly executed “stock power.” Transfer instructions and stock powers can be obtained from the Company’s website.

Generally, the signatures of all account owners on a stock power or transfer instruction must be “medallion guaranteed” by a guarantor. Guarantors are commercial banks and NYSE member brokers who participate in the Securities Transfer Agents Medallion Program or other recognized signature guarantee programs.

Shares will be transferred in book-entry form. For transfers to an existing account, the transfer instructions should specify the recipient’s account number. If the transfer results in the establishment of a new account, all transferred shares will automatically be enrolled as Full Dividend Reinvestment. New Participants will be sent Plan information and forms through which they may make elections with regard to Plan options and services, including the reinvestment of dividends.

34.	Can Plan shares be pledged or assigned?

No.

35.	Can Participants obtain a stock certificate for Plan shares?

Yes. At present, Participants can obtain a single certificate for any or all of their whole Plan shares by sending a written request to SCS Stockholder Services. A single certificate will be issued within two business days of receipt of the written request if no sale of shares is involved. A service fee will be charged for issuing a certificate. See Appendix A – Fee Schedule.

The issuance of Plan shares in certificate form will not change a Participant’s dividend reinvestment instructions unless otherwise directed. Shares issued from an account in certificate form will be produced in the name(s) in which the account is registered. A certificate for a fraction of a share cannot be issued.

36.	Can Participants “gift” Plan shares to others?

Yes. To “gift” Plan shares requires a legal transfer to or the purchase of shares for another person. No provision is available for delaying confirmation of the transaction to the recipient of either a transfer or purchase. Shares of stock may be provided in three ways:

A. Submit a completed New Investor Enrollment Form with a minimum Initial Cash Payment of $250 to establish an account in the recipient’s name.

B. Submit an Optional Cash Payment of at least $25 but not more than $300,000 on behalf of a person who is currently a Participant and provide the Participant’s account number.

C. Transfer shares from an existing Participant’s account to another person.

Shares purchased or transferred will be credited to the recipient’s account in book-entry form. All Plan provisions relating to the establishment of a new account, processing of cash payments and the transfer of shares apply to the above.

37.	Can Participants have stock certificates deposited in their accounts as Plan shares?

Yes. Participants may send SCS Stockholder Services their stock certificate(s) and request in writing that they be deposited as Plan shares into their accounts. It is suggested that stock certificates be sent by “registered and insured” mail or by some other safe means as the Participant bears the risk of loss in transit. The certificate(s) should not be endorsed and the package should be insured for two percent of the market value.

A completed Current Shareholder Enrollment Form must also be provided if the account is not already enrolled in the Plan. The form can be obtained from the Company’s website. Deposited shares will be enrolled as Full Dividend Reinvestment unless otherwise instructed.

38.	Can DRS shares participate in the Plan?

Yes. If not already enrolled in the Plan, a potential Participant must send SCS Stockholder Services an Enrollment Form which is available by calling SCS Stockholder Services or obtaining the form from the Company’s website. If already enrolled, a Participant must provide instructions to SCS Stockholder Services on whether to reinvest dividends from DRS shares.

SALE OF PLAN SHARES

39.	How do Participants request that Plan shares be sold?

Participants should send a completed Sell portion of an account statement or a written sales request to SCS Stockholder Services. Any sales request must be signed by all account owners.

40.	What are the options for selling Plan shares?

Upon receipt of a written request signed by ALL account owners, SCS Stockholder Services can:

A. Issue a certificate for the whole Plan shares and sell any fractional share;

B. Issue a certificate for a portion of the whole Plan shares and sell all remaining Plan shares;

C. Sell all or a portion of whole Plan shares.

If and when the Company eliminates paper certificates, shares will be issued in DRS form.

41.	Can certificate and DRS shares be sold through the Plan?

No. Certificate and DRS shares must first be deposited to a properly enrolled account. To sell Plan shares outside of the Plan, Participants should request a certificate be issued or request a broker to initiate a DRS transaction to deliver the shares.

42.	How and when will Plan shares be sold?

Sales requests will be aggregated and generally processed within five business days of receipt. SCS Stockholder Services will forward sales instructions to the independent agent who will place the order on the open market. The Participant will receive the proceeds of the sale, less any applicable broker commission and related service and regulatory fees. See Appendix A – Fee Schedule.

43.	When are checks sent?

A check for the sale proceeds, made payable to the registered account owner(s), will be mailed First Class by SCS Stockholder Services three business days after the sale date when the trade settles.

44.	Is there a time when a Participant cannot sell Plan shares?

Yes. Shares will not be sold during the dividend posting period which extends from ex-dividend date, as established by the NYSE, to four business days after dividend record date. Any sales requests received during this period will be held, then processed after the dividend posting period ends.

45.	Can a Participant request the sale of shares at a specific price or on a specific date?

No. For these options, shares are typically sold through a broker-dealer.

46.	Can sale proceeds be electronically deposited to a bank account?

No.

47.	What is the cost basis of shares sold through the Plan?

The cost basis is generally the original purchase price including commissions and other fees. If a Participant acquired a security other than by purchasing it, the cost basis may be the value at the time the Participant receives it. Participants are advised to consult their own tax or financial advisors with respect to the tax consequences of participation in the Plan (including federal, state, local and other tax laws and U.S. withholding laws).

48.	How can the cost basis be determined for shares purchased through the Plan if a Participant doesn’t have all the original purchase information?

Copies of annual account statements are available from SCS Stockholder Services from 2000 forward at no cost or may be obtained from the Company website with online access. Information from 1985 through 1999 can be obtained from the SCS Stockholder Services for a service fee. See Appendix A – Fee Schedule. Information prior to 1985 is not available.

REPORTS TO PARTICIPANTS

49.	What reports will Participants receive?

SCS Stockholder Services will send each Participant a transaction advice following any Optional Cash Payment, sale of Plan shares, certificates deposited and transfer activity. Statements will not be mailed following the quarterly dividend reinvestments or dividend payments unless requested in writing. Annual statements summarizing Plan year-to-date activity will be mailed to all Participants after the last dividend payment of the year. If no dividends are paid, the annual statement will be mailed as soon as practicable following the end of the year.

Participants also will receive IRS Form 1099-DIV showing total dividends paid. If applicable, IRS Form 1099-B will be provided separately representing the proceeds of any stock sale. Participants also will receive any communications sent to record holders of the Company’s common stock, including the proxy statement and other annual meeting materials.

Participants also can enroll in online access at the Company’s website at www.southernco.com. Once enrolled, Participants may review account statements and tax information online.

Participants should retain all statements. These statements provide cost basis information which is necessary for certain tax calculations. Requests for replacement account activity information may entail a service fee. See Appendix A – Fee Schedule.

TERMINATION OF PLAN PARTICIPATION

50.	Can SCS Stockholder Services terminate participation in the Plan?

Yes. If the Plan share balance in an account is less than 10 shares and there are no certificate or DRS shares in the account, SCS Stockholder Services reserves the right to terminate the account without advance notice. The shares will be sold and a check for the value (based on the then current market price, less applicable broker commissions and service fees) will be sent to the Participant. SCS Stockholder Services reserves the right to waive certain sales fees when terminating participation of accounts. Further, SCS Stockholder Services reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

COSTS AND EXPENSES

51.	Are there any costs to open a new Plan account for purchasing shares?

Yes. There is a one-time fee for eligible investors other than shareholders of record and employees of the Company’s subsidiaries. See Appendix A – Fee Schedule.

52.	After payment of the one-time fee, are there any costs to participate or purchase stock under the Plan?

No. All costs of administration of the Plan and purchase commissions and fees are paid by the Company.

53.	Is there a cost to sell shares through the Plan?

Yes. Participants pay a broker commission/service fee on each share of stock sold through the Plan. See Appendix A – Fee Schedule.

54.	Can the Fee Schedule be changed?

Yes. SCS Stockholder Services reserves the right to impose or modify any or all fees in the future. Changes in the Fee Schedule will be announced to Participants approximately 30 days prior to the effective date. Any such change will be deemed to be accepted by Participants who do not terminate participation in the Plan prior to the effective date of the change. Participants should contact SCS Stockholder Services to obtain current fee information.

OTHER INFORMATION

55.	What is the impact of a stock dividend or stock split?

Any dividends payable in common stock or common stock split shares distributed by the Company on Plan shares will be added to the account in DRS form.

56.	How are Plan shares voted?

All Plan shares are voted in the same manner as certificate and DRS shares registered in a shareholder of record’s name. Participants will receive proxy materials from the Company for each stockholder meeting, including a form of proxy that includes all Plan shares as of the proxy record date and voting instructions. If voting instructions are not received, none of the Participant’s shares will be voted unless the Participant votes in person or appoints another person as proxy to vote the Participant’s shares. If a form of proxy is signed and returned but no voting instructions are given, the Participant’s shares will be voted in accordance with the recommendations of the Company’s Board of Directors. The form of proxy will contain instructions for voting by telephone or online.

57.	How will Plan accounts be impacted if Southern Company has a rights offering?

If the Company has a rights offering, warrants representing the rights on all Plan shares registered in the name of SCS (or its nominee) will be issued to SCS which will then sell such rights, credit each Participant’s account in proportion to the full and fractional shares held on the record date for such rights and treat the proceeds as an Optional Cash Payment. The proceeds will not be subject to the annual $300,000 maximum. Any Participant who wishes to exercise stock purchase rights on his or her Plan shares must request, prior to the record date for any such rights, that SCS forward to him or her a certificate or DRS statement for full shares. Warrants representing rights on shares held directly by

Participants will be mailed directly to them in the same manner as to shareholders not participating in the Plan.

58.	What are the responsibilities of the Company and SCS Stockholder Services under the Plan?

The Company and SCS Stockholder Services, in administering the Plan, will not be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to close a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death. However, the Company remains liable for violations of the federal securities laws.

59.	What information is available about the Plan through the Internet?

Extensive information about the Company and the Plan is available through the Company’s website at www.southernco.com. Within the Investor Relations/SCS Stockholder Services section, you can obtain various transaction request forms, review responses to Frequently Asked Questions and obtain online access to stockholder account information, including shares and transactions associated with the Plan.

60.	Is a Participant protected against losses by participating in the Plan?

No. Participants should recognize that neither the Company nor SCS Stockholder Services can assure them of profit or protect them against a loss on the shares purchased or sold under the Plan. See “Risk Factors” on page 2 for additional information.

INTERPRETATION OF THE PLAN

The Company may in its absolute discretion interpret and regulate the Plan as deemed necessary or desirable in connection with the operation of the Plan and direct SCS Stockholder Services with respect to resolving questions or ambiguities concerning the various provisions of the Plan.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations of participation in the Plan. This summary is based on provisions of the federal income tax laws as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to Participants in light of their particular circumstances or who are subject to special rules, such as banks, thrift institutions and certain other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt investors, individual retirement accounts, certain tax-deferred accounts and foreign investors. This summary is not binding on the Internal Revenue Service (“IRS”) and no ruling has been or will be sought from the IRS regarding the tax consequences of participation in the Plan. Participants are urged to consult their own tax or financial advisors with respect to the U.S. federal, state, local and foreign tax consequences of participation in the Plan. Unless otherwise noted, this discussion assumes that Participants are U.S. persons and hold shares as capital assets.

Reinvested Cash Dividends.  Dividends on a Participant’s shares, even though reinvested in shares under the Plan and therefore not paid in cash to the Participant, are nonetheless taxable for federal income tax purposes. Participants generally will be treated for federal income tax purposes as having received a distribution from the Company equal to the fair market value, as of the dividend date, of the shares purchased with the reinvested dividends. With respect to reinvested dividends used to purchase shares on the open market, Participants also will be treated for federal income tax purposes as having received a distribution from the Company in an amount equal to the Participant’s proportionate share of any brokerage commissions paid by the Company to obtain those shares. These constructive distributions will generally be treated as a dividend, subject to tax as ordinary income, to the extent of the Company’s current or accumulated earnings and profits. Shares acquired with reinvested dividends will have a tax basis equal to the amount paid for the shares, increased by any brokerage commissions treated as dividend income to a Participant. The holding period for shares acquired with reinvested dividends will generally begin on the date following the date on which such shares are credited to a Participant’s account. Participants will receive an IRS Form 1099-DIV indicating the amount of dividends paid during the year, whether or not the dividends are reinvested, shortly after the end of the year.

Optional Cash Payments. The purchase of shares pursuant to the Plan with Optional Cash Payments generally will not result in taxable income to a Participant. However, in the case of Plan shares purchased on the open market, Participants will be treated for federal income tax purposes as having received a dividend distribution from the Company in an amount equal to their proportionate share of any brokerage commissions paid by the Company to obtain those shares. The tax basis of such shares will generally be the amount of the Optional Cash Payment, increased by any brokerage commissions treated as dividend income to the Participant, and the holding period for such shares will generally begin on the date following the date on which such shares are credited to the Participant’s account.

Waiver Discount. Participants that purchase shares at a market discount pursuant to a Request for Waiver may be treated as having received a dividend distribution from the Company equal to the difference between the fair market value of the shares purchased and the amount of the Optional Cash Payment. The tax basis of such shares will generally be the amount of the Optional Cash Payment increased by any amount treated as dividend income, and the holding period for such shares will generally begin on the date following the date on which such shares are credited to the Participant’s account.

Receipt of Certificates.    Participants will not realize any taxable income as a result of the receipt of certificates for whole shares credited to their account, either upon their request for those shares or upon withdrawal from participation in, or termination of, the Plan.

Sale of Shares.    Participants will generally recognize gain or loss when shares acquired under the Plan (including fractions of a share) are sold at their request through SCS Stockholder Services or are sold after withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between: (1) the amount that the Participant receives for the shares (or fraction of a share) and (2) the tax basis thereof.

Backup Withholding. Dividends on Participants’ shares and proceeds from the sale of shares held in the Plan generally will be subject to backup withholding tax (currently at a rate of 28%) unless a Participant provides a properly completed IRS Form W-9 to SCS Stockholder Services. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. Any amount withheld as backup withholding tax will be allowable as a refund or credit against a Participant’s U.S. federal income tax liability. Dividends paid on shares held in the Plan for Participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax (currently at a rate of 30%). The withholding tax may be reduced or eliminated by treaty between the U.S. and the country in which the Participant resides, if the Participant provides appropriate documentation to claim the benefit of the treaty. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan.

USE OF PROCEEDS

Southern Company will receive proceeds from purchases of common stock under the Plan only if the purchases are made directly from Southern Company, rather than by the independent agent on the open market. Southern Company will use any such proceeds for general corporate purposes.

LEGAL MATTERS

The validity of the shares of Southern Company common stock being offered through this prospectus is being passed upon by Troutman Sanders LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Southern Company and Subsidiary Companies’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE TO FIND MORE INFORMATION

Southern Company has filed a registration statement on Form S-3 to register with the Securities and Exchange Commission (“SEC”) the shares of Southern Company’s common stock to be offered for purchase. This prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional information about Southern Company and its common stock. As allowed by SEC rules, this prospectus does not contain all of the information in the registration statement or the exhibits thereto.

Southern Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants including Southern Company that file electronically at http://www.sec.gov. In addition, reports and other information concerning Southern Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the common stock of Southern Company is listed.

The SEC allows the Company to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information by referring to these documents. The information incorporated by reference is an important part of this prospectus and should be read with the same care. The following documents are incorporated in and made part of this prospectus by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2008.

2.   The description of Southern Company’s common stock contained in Registration No. 333-138503 filed under the Securities Act of 1933, as amended.

All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and made a part of this prospectus from the date of filing of such documents; provided, however, the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Southern Company hereby undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to herein under the caption “Where to Find More Information” which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. A copy of these filings may be requested by writing to or calling the following address or telephone number:

SCS Stockholder Services
P.O. Box 54250
Atlanta, GA 30308-0250
800/554-7626

APPENDIX A

SOUTHERN INVESTMENT PLAN

Fee Schedule*

Effective May 1, 2009

ITEM	FEE

New Account Fee	$10.00 - deducted from Initial Cash Payment
Purchase of Shares Sale of Shares	No charge $0.06 per share
Insufficient Funds - Check or Direct Debit	$30 per item
Issue Certificate	$30
Replacement Documents
- IRS Form	No charge
- Check	No charge
- Account Statements (2000 to current year)	No charge
- Check copy (2001 to current year) Plan Information from 1985 through 1999 Requiring Research	No charge $30 per account per request

*Subject to Revision — See Question 54

Contact SCS Stockholder Services at 800/554-7626 to obtain current fee information.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses of issuance and distribution to be borne by Southern are as follows:

Securities and Exchange Commission Registration Fee	$ 23,643
Listing on New York Stock Exchange	100,300
Charges of Plan Administrator	25,000
Charges of Transfer Agent and Registrar	25,000
Printing and Preparation of Registration Statement, Prospectus, etc.	60,000
Fees of Counsel	40,000
Fees of Accountants	50,000
Services of Southern Company Services, Inc.	20,000
Miscellaneous	56,057
Total	$ 400,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the person’s conduct was unlawful. The same section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

The By-Laws of Southern Company provide in substance that no present or future director or officer of Southern Company shall be liable for any act, omission, step or conduct taken or had in good faith which is required, authorized or approved by order issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating Southern Company or its subsidiaries by reason of their being public utility companies or public utility holding companies, or any amendment to any thereof. In the event that such provisions are found by a court not to constitute a valid defense, each such director and officer shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or her or imposed on him or her, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in such By-Laws described.

The By-Laws of Southern Company also provide in pertinent part as follows:

“Each person who is or was a director or officer of the Corporation and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation as a matter of right against any and all expenses (including attorneys’ fees) actually and reasonably incurred by him and against any and all claims, judgments, fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person.

Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such claim, action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation under this Section or otherwise; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Corporation.”

Southern Company has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

Item 16.              Exhibits.

Exhibit Number
4.1

Composite Certificate of Incorporation of Southern Company reflecting all amendments through January 5, 1994. (Designated in Registration No. 33-3546 as Exhibit 4(a), in Certificate of Notification, File No. 70-7341, as Exhibit A and in Certificate of Notification, File No. 70-8181, as Exhibit A.)

4.2	By-Laws of Southern Company as amended effective February 17, 2003, and as presently in effect. (Designated in Form 10-Q for the quarter ended June 30, 2003, File No. 1-3526, as Exhibit 3(a)1.)
4.3	Form of Certificate of Common Stock of Southern Company (Designated in Registration No. 333-101349, as Exhibit 4.3)
5.1	Opinion of Troutman Sanders LLP.
23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1 above).
23.2	Consent of Deloitte & Touche LLP.
24.1	Powers of Attorney and Resolution.

Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which were designated as noted above are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

Item 17.	Undertakings.

(a)	Undertaking related to Rule 415 offering:

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered and sold to such purchaser by means of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)        Undertaking relating to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Undertaking related to registration statement becoming effective upon filing:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Southern Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 27, 2009.

THE SOUTHERN COMPANY By: David M. Ratcliffe Chairman, President and Chief Executive Officer By: /s/Wayne Boston Wayne Boston Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
David M. Ratcliffe	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)
W. Paul Bowers	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
W. Ron Hinson	Comptroller and Chief Accounting Officer (Principal Accounting Officer)
Juanita Powell Baranco	)
Francis S. Blake	)
Jon A. Boscia	)
Thomas F. Chapman	)
H. William Habermeyer, Jr.	)
Veronica M. Hagen	) Directors
Warren A. Hood, Jr.	)
Donald M. James	)
J. Neal Purcell	)
William G. Smith, Jr.	)
Gerald J. St. Pé	)

By: /s/Wayne Boston Wayne Boston Attorney-in-Fact	February 27, 2009